Exhibit 8.1
January 13, 2006
Maverick Tube Corporation
16401 Swingley Ridge Road, Seventh Floor
Chesterfield, Missouri 63017
     Re:          Registration Statement on Form S-3
Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Maverick Tube Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of (i) $250,000,000 1.875% Convertible Senior Subordinated Notes due 2025 (the “Notes”) and (ii) the shares of the Company’s Common Stock, $.01 par value per share (the “Conversion Shares”), issuable upon conversion of the Notes. The Notes were issued under an Indenture dated November 15, 2005 between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Indenture”).
     Our opinion is based upon an examination of the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis therefor. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies.
     We hereby confirm that, subject to the qualifications set forth therein, the discussion set forth in the section of the Registration Statement entitled “Material United States Federal Income Tax Considerations” constitutes our opinion as to the U.S. federal income tax consequences of those matters set forth therein. The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including Temporary and Proposed Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect today and all of which are subject to change, possibly with retroactive effect, or different interpretations.
     Other than as expressly stated above, we express no opinion regarding the tax treatment of the matters set forth in the Registration Statement under the laws of any State or local government within the United States or under the laws of any foreign country.
     This opinion is being provided solely to you in connection with the filing of the Registration Statement with the Securities and Exchange Commission (the “SEC”) and this

Maverick Tube Corporation January 13, 2006 PAGE 2Chicago
opinion is not to be relied upon by any other person and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our written permission. This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.
     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the use of our name under the heading entitled “Material United States Federal Income Tax Considerations.”

Very truly yours,

/s/ Sidley Austin LLP